Exhibit 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

INNOVATIVE FOOD HOLDINGS, INC.,

ARTISAN SPECIALTY FOODS, INC.

AND

DAVID VOHASKA

DATED AS OF MAY 10, 2012

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 10, 2012, is between INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation (“IVFH”), ARTISAN SPECIALTY FOODS, INC., a Delaware corporation (“Purchaser”) and DAVID VOHASKA, an individual (hereafter referred to as “Seller”).

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of the capital stock of Artisan Specialty Foods, Inc., an Illinois corporation (the “Company”); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to acquire, all of the issued and outstanding shares of the Company (the “Acquired Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein shall have the meanings assigned to them in this Article 1 unless such terms are defined elsewhere in this Agreement.

1.1 “Action” means any action, suit, bankruptcy proceeding, arbitration, mediation, inquiry, demand, claim, complaint, proceeding, dispute or investigation, whether in law or in equity.

1.2  “Acquired Shares” shall have the meaning assigned to it in the preamble of this Agreement.

1.3 “Affiliate” means, as to the Person in question, any other Person that controls, is controlled by, or is under common control with, the Person in question; and the term “control” means possession of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract, or otherwise.

1.4 “Affiliated Group” means any affiliated, consolidated or unitary group of which Seller or Company is or was a member.

1.5 “Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.6 “Assets” means (a) all of the assets, properties, privileges, claims and rights owned, leased, licensed, used or held for use by Company in connection with, or that are otherwise related to, the Business, as a going concern, of every kind, nature and description, wherever located, whether such assets, properties, privileges, claims and rights are real, personal or mixed, tangible or intangible, whether or not any of such assets, properties, privileges, claims and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Financial Statements, as such assets, properties, privileges, claims and rights exist on the date of this Agreement and (b) all other assets of any kind or nature, tangible or intangible, with respect to which Company holds any right, title or interest.  The above notwithstanding, the term “Assets” shall not include an $80,000 receivable of the Company from John Vohaska or a $179,044 receivable of the Company from W.A. Imports, Inc.

1.7 “Business Day” means any day of the week except Saturdays, Sundays or any day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

1.8 “Closing” shall have the meaning set forth in Section 10.1.

1.9  “Closing Date” shall have the meaning set forth in Section 10.1.

1.10 “Closing Cash Payment” means One Million Two Hundred Thousand Dollars ($1,200,000).

1.11  “Closing Purchase Price” means up to One Million Five Hundred Thousand Dollars ($1,500,000) consisting of the Closing Cash Payment and the Earn-Out Payment.

1.12 ”Earn-Out Payment” means Three Hundred Thousand Dollars ($300,000) due and payable to Seller in the event Purchaser has EBIT of at least $450,000 in each of the twelve month periods following the Closing Date. The schedule of advance payments described in Sections 6(a) and (d) shall not be deemed earned if EBIT was less than $450,000 for each of the two years following the Closing Date.

1.13 “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

1.14 “Code” means the Internal Revenue Code of 1986, as amended.

1.15 “Confidentiality Agreement” shall have the meaning set forth in Section 14.12.

1.16 “Contracts” means written or oral contracts, leases, licenses, agreements, arrangements, commitments, instruments or understandings.

1.17 “Current Liabilities” means the Company’s current liabilities determined in accordance with GAAP in a manner consistent with the Financial Statements.

1.18  “Dollars” and “$” shall mean currency of the United States of America.

1.19 “Domain Names” means the domain name(s) listed on Schedule 1.19.

1.20 “Eligible Inventory” means inventories of consumable items reflected in the Financial Statements, but excluding any items in any material amount that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of business.

1.21 “Employee Plan” shall have the meaning set forth in Section 4.18(b).

1.22 “Employment Agreement” has the meaning set forth in Section 10.2(e).

1.23 “Encumbrances” means any and all mortgages, pledges, security interests, encumbrances, community property interests, conditions, equitable interests, options, warrants, attachments, rights of first refusal, preemptive, conversion, put, call or other claim or rights, restrictions on use, voting, receipt of income, transfer (other than restrictions imposed by federal and state securities laws) or exercise of any other attribute of ownership or liens or charges of any kind or nature whatsoever.

1.24 “Environmental Laws” means all Laws related to the environment, natural resources, or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Hazardous Materials and health and safety, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials.

1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26 “ERISA Affiliate” means any Person which, by reason of its relationship with Company, is required to be aggregated with Company under Sections 414(b), 414(c) or 414(m) of the Code, or which, together with Company, is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

1.27 “Business” means the commercial operations of the Company as conducted prior to the date hereof which is the business of wholesale food Products.

1.28 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

1.29 “FDA” means the United States Food and Drug Administration.

1.30 “GAAP” means generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or as may be accepted generally by the accounting profession of the United States.

1.31 “Government Entity” means any United States or foreign, federal, state or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, board, bureau, public body, instrumentality or other authority.

1.32 “Hazardous Materials” shall have the meaning set forth in Section 4.14(b).

1.33 “Included Contracts” means the Contracts included among the Assets.

1.34 “Indemnified Party” shall have the meaning set forth in Section 13.4(a).

1.35 “Indemnifying Party” shall have the meaning set forth in Section 13.4(a).

1.36 “IRS” means U.S. Internal Revenue Service.

1.37 “Premises” means the entire property, building and lot located at 8121 Ogden Avenue, Lyons, IL 60534 where the operations of the Business are currently located.

1.38 “Products” means the Company’s products as of the Closing Date, together with any products that have been sold or marketed by the Company at any time prior to the Closing Date.

1.39 “Law” means any statute, rule, judicial opinion, regulation or ordinance of any Government Entity.

1.40 “Loss” shall have the meaning set forth in Section 13.1.

1.41 “Material Adverse Change” or “Material Adverse Effect” means a material adverse effect on or a material adverse change in the business, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of the Company taken as a whole.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

1.42 “Material Contract” means any Contract that involves either the remaining payment or the remaining receipt of goods, services or money with a value in excess of Five Thousand Dollars ($5,000).

1.43 “Non-competition Agreement” means the non-competition agreement in the form included in the Employment Agreement.

1.44 “Notice of Claim” shall have the meaning set forth in Section 13.4(a).

1.45 “OSHA” means the Occupational Safety and Health Act, as amended.

1.46 “Permits” means all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained by Company from any Government Entity and all pending applications therefor.

1.47 “Permitted Liens” mean (a) statutory liens for Taxes to the extent that the payment thereof is not past due or to the extent the taxpayer is contesting such Taxes in good faith through appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under real or personal property leases or rental agreements to the extent that no payment or performance under any such lease or rental agreement is in default, arrears or is otherwise past due, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs mandated under applicable Laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent the payment thereof is not in arrears or otherwise past due, (e) for any Asset with respect to which Company is a lessee or licensee, any residual right, title or interest in or to such Asset held by the lessor or licensor of such Asset, and (f) other imperfections of title and Encumbrances that do not, individually or in the aggregate, impair the continued use and operation of the Assets.

1.48 “Person” means and includes an individual, a partnership, a joint venture, an association, a corporation, a trust, an unincorporated organization, a limited liability company or partnership, and a Government Entity.

1.49 “Product Liability” means a liability arising out of death, personal injury or damage to property allegedly caused by a product or service.

1.50 “Purchaser” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.51 “Real Property” shall have the meaning set forth in Section 4.7(a).

1.52 “Related Documents” shall have the meaning set forth in Section 3.2.

1.53 “Restrictive Agreement” means an agreement that prohibits or limits Company’s (or its Affiliate’s) use of a Trade Right of another Person or prohibits Company (or its Affiliates) from engaging, or curtails or restricts the nature or scope of Company’s (or its Affiliate’s) activities, in any line of business or geographic territory.

1.54 “SEC” means the U.S. Securities and Exchange Commission.

1.55 “SEC Reports” means all forms, reports and documents filed by Purchaser with the SEC since January 1, 2009 or incorporated by reference thereunto.

1.56 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.57 “Seller” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.58 “Taxes” means any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, capital stock, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, real estate taxes and assessments, sales, use, value-added, license, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity; and such term shall include any interest, penalties or additions to tax attributable to such taxes.  Such term also shall include any interest, fines or penalties levied as a result of failure to file a Tax Return or the delinquent filing of any Tax Return.

1.59 “Tax Return” means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

1.60 “Third Party Claim” shall have the meaning set forth in Section 13.4(b).

1.61 “Trade Right” means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how or other proprietary right or intellectual property.  The term “Trade Right” shall also include all other digital properties owned or utilized by the Company including, but not limited to, facebook profiles digital catalogs, etc.

1.62 “Undisclosed Liabilities” means any and all liabilities of Company (including contingent liabilities and liabilities unknown to Company or Seller) for claims arising out of, resulting from, or otherwise relating to, actions or omissions that occurred prior to the Closing Date and are not any one of the following:  (a) reflected in the Financial Statements, (b) current liabilities incurred in the ordinary course of Company’s business since January 1, 2012 or (c) otherwise disclosed on a schedule to this Agreement; provided, however, no Product Liability claim against Company shall constitute an Undisclosed Liability under this Section unless Seller had knowledge of, or reason to know of, the potential of such claim at or prior to the Closing Date.

1.63 “Financial Statements” shall have the meaning assigned to such term in Section 4.8.

1.64 “Arbitrating Accountants” means the accounting firm RBSM LLP.

1.65 “Earn-out Objection Notice” has the meaning set forth in Section 6(g).

1.66 “EBIT” means for the applicable period the earnings of the Purchaser from continuing operations from the sale of its products before interest and income taxes, each of such items calculated in accordance with GAAP and on a basis consistent with the Financial Statements.

1.67 “Post-Closing Statement” has the meaning set forth in Section 6(f).

1.68 “Seller’s Review Period” has the meaning set forth in Section 6(g).

1.69 “Payment Schedule” means monies that Purchaser advances to Seller as per a set schedule of payments.  Funds paid pursuant to the Payment Schedule do not reflect actual monies earned during the earn-out period.  The amount of advance payments made pursuant to the Payment Schedule earned or owed will be definitively determined at the end of the two year period commencing on the Closing Date.

2. Purchase and Sale of the Acquired Shares.

2.1 Transfer of Acquired Shares.  On the basis of the representations and warranties of the parties hereto and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller agrees to sell and transfer to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Shares, free and clear of all Encumbrances.

2.2 Closing Payments.  On the Closing Date and in consideration for the Acquired Shares sold and transferred to Purchaser pursuant to Section 2.1, Purchaser shall deliver to Seller the Closing Cash Payment in cash by means of a wire transfer of immediately available funds by 2:00 p.m., New York City time, less any funds Purchaser wires directly to any secured creditors of the Company on the Closing Date to allow any such secured creditors to release their liens on the Assets.

3. Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as set forth below.  Information in any schedule to this Agreement qualifies the representations and warranties to which such schedule expressly refers (or makes cross reference), as well as other representations and warranties in this Agreement only to the extent that it is sufficiently and reasonably clear from such information that it qualifies such other representations and warranties.

3.1 Ownership.  Seller holds of record and owns beneficially that number of shares of capital stock in Company set forth opposite his name on Schedule 3.1, free and clear of any Encumbrances, which represents all of the outstanding equity interests of Company.  Seller is not a party to any voting trust, proxy, or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any shares of capital stock of Company.

3.2 Seller’s Authority.  Seller has the power and authority to execute and deliver this Agreement and all other agreements, documents, certificates and instruments required to be executed and delivered pursuant hereto (collectively, the “Related Documents”) by him and to perform his obligations contemplated by this Agreement and such Related Documents.  This Agreement and each Related Document to which Seller is a party have been duly executed and delivered by Seller, and this Agreement and such Related Documents constitute the valid, binding and enforceable obligations of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally, from time to time, in effect and to general equitable principles.

3.3 Consents and Approvals.  Except as set forth on Schedule 3.3, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity or any other Person is necessary for the execution, delivery and performance of this Agreement or the Related Documents by Seller and the consummation of the transactions contemplated by this Agreement and the Related Documents.

3.4 No Conflict or Violation.  Except as set forth on Schedule 3.4, neither the execution, delivery or performance of this Agreement or any Related Document by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, Contract, agreement, plan or other instrument or obligation to which Seller is a party or by which he or any of his properties or assets may be bound or affected, or (ii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of his properties or assets, except for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been obtained prior to Closing and copies of which have been delivered to Purchaser.

3.5 Litigation.  Except as set forth on Schedule 3.5, there is no Action pending or, to the knowledge of Seller, threatened against or affecting Seller, that could reasonably be expected to impair his ability to perform his obligations hereunder or under the Related Documents or the transactions contemplated by this Agreement and the Related Documents nor is there any reasonable basis to anticipate any such possible Action.

4. Representations and Warranties of Seller Concerning Business.  Seller represents and warrants to Purchaser as set forth below.  Information in any schedule to this Agreement qualifies the representations and warranties to which such schedule expressly refers (or makes cross reference), as well as other representations and warranties in this Agreement only to the extent that it is sufficiently and reasonably clear from such information that it qualifies such other representations and warranties.

4.1 Organization, Existence and Corporate Authority.  Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized and has the corporate power and authority and all necessary government licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and has been conducted over the past forty eight (48) months.  Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.

4.2 Capitalization; Ownership of Other Entities.  Schedule 4.2 sets forth the designations and numbers of all authorized and outstanding capital stock, equity securities, membership interests or other securities of Company, together with the name of the holder of record of such capital stock, equity interests, membership interests or other securities.  Except for the securities set forth on Schedule 4.2, Company has no capital stock or other equity securities outstanding.  There are no subscriptions, options, warrants, preemptive rights, or other rights of any kind to purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of Company.  Company is not a party to any voting trust, proxy or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any of its capital stock, membership interests or other securities.  Company does not own, or have any agreements, commitments or understandings to acquire, any capital stock or other securities or any direct or indirect equity or ownership interest in any other Person.

4.3 Consents and Approvals.  Except as set forth on Schedule 4.3, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity or any other Person is necessary for the execution, delivery and performance of this Agreement or the Related Documents by Company and/or the consummation of the transactions contemplated by this Agreement and the Related Documents.

4.4 No Conflict or Violation.  Except as set forth on Schedule 4.4, neither the execution, delivery or performance of this Agreement or any Related Document, nor the consummation of the transactions contemplated hereby or thereby, (i) conflicts with or results in any breach of any provisions of the articles of incorporation, bylaws or other comparable governing documents of Company, (ii) results in a violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, Contract, plan or other obligation to which Company is a party or by which any of Company’s properties or assets may be bound or affected, (iii) violates any order, writ, injunction, decree or Law applicable to Company or any of Company’s properties or assets, (iv) results in the creation or imposition of any Encumbrance on any asset of Company or (v) causes the suspension, revocation or modification of any permit, license, governmental authorization, consent or approval necessary for Company to conduct its business as currently conducted and as conducted over the past forty eight (48) months, except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches, defaults or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been obtained by the Company, as applicable, on or prior to Closing and copies of which have been delivered to Purchaser.

4.5 Extent of Assets.  Except for dispositions of assets made in the ordinary course of Company’s business, the Assets include all of the real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by Company for the conduct of the Business as currently conducted and as conducted during the past forty eight (48) months.  The Assets constitute all the assets and properties necessary or desirable to produce, market, sell or distribute the Products.  Except as set forth on Schedule 4.5, immediately after the Closing Date, neither Seller nor any of his Affiliates shall own any right, title or interest in or to, or have or control, any asset, property or other right used in connection with, related to or necessary to the conduct of, the Business.  Except as set forth on Schedule 4.5, the Company is the legal and beneficial owners or lessees, as the case may be, of the Assets free and clear of all Encumbrances other than the Permitted Liens.

4.6 Personal Property.

(a) Schedule 4.6(a) sets forth with respect to the Assets and the Business (i) all items of personal property owned by Company, except for individual items having an original cost of less than Five Thousand Dollars ($5,000), and (ii) each lease of personal property of Company, except where the annual rental value under any such lease is less than Five Thousand Dollars ($5,000).  Company has good and valid title to all of the personal property purported to be owned by it free and clear of all Encumbrances, except Permitted Liens.  Seller has delivered or made available to Purchaser true and complete copies of all leases and other agreements or documents, but only to the extent that such leases, agreements or documents would constitute a Material Contract, affecting the personal property leased by Company, all of which are valid and binding agreements of Company.

(b) Except as set forth on Schedule 4.6(b), each item of personal property owned or leased by the Company, including all equipment which is currently used in the Business and production of Products is in the Company’s possession and taking into account the age of such equipment, is in good operating condition and repair, adequate for the uses and purposes for which it is being used or intended, and is available for immediate use in the operation of the business, and, except as would be natural taking into account the age of such equipment, none of such equipment requires maintenance or repairs other than ordinary, routine maintenance and repairs.

4.7 Real Property.

(a) Company does not own any real property.  Set forth on Schedule 4.7(a)-1 is a list of leases of all real property currently leased by Company (the “Real Property”).  The Real Property is the only real property used in the operation of the Business, and, except as set forth on Schedule 4.7(a)-2, none of the Real Property is owned by Company, Seller or any of their respective Affiliates.  The sale of the Acquired Shares to Purchaser and the consummation of the transactions contemplated by this Agreement do not require the consent of any of the landlords of any of the Real Property.

(b) Seller has delivered to Purchaser true, complete and correct copies of all leases, together with all amendments and modifications thereof, listed in Schedule 4.7(a)-1, all of which are binding on the Company named therein, and with respect to which Company is current in its respective rent payments and is not otherwise in default in any material respect.

(c) The present use of the Real Property is in substantial conformity with all applicable Laws and with all deed restrictions, and Company has not received any notice of violation or alleged violation thereof.

(d) There are no material capital expenditures required to be made by Purchaser in connection with the Real Property in order to comply with all applicable Laws.  No portion of the Real Property has suffered any damage by fire or other casualty which heretofore has not been repaired or restored and fully paid-for.

(e) All requisite certificates of occupancy and other licenses, permits or authorizations with respect to the buildings, structures, facilities (including any improvements thereto) on the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(f) There are reasonable means of ingress and egress from public roads to each parcel of Real Property.

(g) The Real Property has access to such utilities as are necessary for such property’s occupation and use for the Business.

(h) Seller owns the Premises and has the unbridled right to lease it to Purchaser.  Seller is in compliance with the terms of all mortgages on the Premises as well as all applicable building codes.

4.8 Financial Statements.  Seller has delivered to Purchaser copies of the unaudited compiled financial statements of Company for the fiscal years ended December 31, 2009, 2010 and 2011, unaudited compiled financial statements for each fiscal quarter of 2009, 2010 and 2011 and unaudited compiled financial statements for 2012 through the month ending prior to the month in which the Closing Date occurs (collectively, the “Financial Statements”).  The unaudited Financial Statements are attached hereto as Schedule 4.8.  The Financial Statements were prepared in accordance with the books and records of Company, fairly present in all material respects its financial position and results of operations at and for the periods indicated, and were prepared in accordance with GAAP applied consistently with prior periods (subject, in the case of unaudited statements, to nonmaterial year-end adjustments and to the absence of footnotes).  Any audit by Purchaser of the Financial Statements shall not relieve Seller of any liability from errors in the Financial Statements.

4.9 Indebtedness; Undisclosed Liabilities; Adverse Factors.  Schedule 4.9-1 sets forth for Company all of Company’s outstanding indebtedness for borrowed money, whether secured or unsecured.  Except as set forth on Schedule 4.9-1, Company is not a party to any loan agreement or the maker or obligor under any promissory note or other similar undertaking, including any guaranty, for the repayment of borrowed money or the performance of any other obligation.  Except as set forth on Schedule 4.9-2, Company has no liabilities of any kind whatsoever, either accrued, absolute, contingent, determined or determinable or otherwise, except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since January 1, 2012.  Notwithstanding the liabilities and obligations reflected in the Financial Statements and except as set forth on Schedule 4.9-3, Company has no obligation or liability of any nature to Seller or any of his Affiliates.  There are no Actions for indemnification asserted by any Person against Company under any Law or agreement or pursuant to the articles of incorporation, bylaws or similar governing documents of Company, and Seller has no knowledge any facts or circumstances that might give rise to the assertion of any such Action.  Seller has no knowledge of any event, condition, set of facts or circumstances, including without limitation any letter, phone call, email or other communication, raising the possibility of an Action or a threat of an Action, which is reasonably likely to have a Material Adverse Effect that it has not disclosed to Purchaser.  Specific representations and warranties made by Seller elsewhere in this Agreement or in any Related Document will not in any way limit the representations and warranties in this Section 4.9.

4.10 Absence of Changes.  Except as set forth on Schedule 4.10, since January 1, 2012, the Company has conducted the Business in the ordinary course, and there has not been:

(a) any Material Adverse Change;

(b) any material damage, destruction or loss to any of the Assets;

(c) except for cash distributions to Seller equal to a reasonable estimate of the Tax liability incurred by Seller as a result of his ownership of Company, any declaration, setting aside or payment of any cash or noncash dividend or any other distribution with respect to Company’s capital stock or membership interest or any direct or indirect redemption, purchase or other acquisition by Company of any such stock or interest;

(d) any obligation or liability incurred, discharged or satisfied, other than current liabilities incurred, discharged or satisfied in the ordinary course of business;

(e) any sale, transfer, lease, license, Encumbrance or other disposition of any Asset other than in the ordinary course of business;

(f) any action taken by Company to amend, terminate or waive any material right belonging to Company other than in the ordinary course of business;

(g) any rights transferred or granted under any concessions, leases, licenses, or other Contracts to any Trade Rights owned or licensed by Company;

(h) any wage or salary increase to any officer or employee of Company or any amendment to or adoption of an Employee Plan (as defined in Section 4.18(b) herein) other than in the ordinary course of business;

(i) any single investment, capital contribution, capital expenditure or any commitment for any capital expenditure in excess of Five Thousand Dollars ($5,000) outside of the ordinary course of business;

(j) other than the transactions contemplated by this Agreement and the Related Documents, any transaction, Contract or commitment entered into by Company other than in the ordinary course of business;

(k) any loss of one or more suppliers, manufacturers, distributors or customers, which is reasonably likely to have a Material Adverse Effect on current year production or sales;

(l) any Action pending or, to the knowledge of Seller, threatened, which relates to Company, the Business or any of the Assets, the outcome of which could reasonably be expected to have a Material Adverse Effect, including without limitation any letter, phone call, email or other communication raising the possibility of an Action or a threat of an Action;

(m) (i) the incurrence of any indebtedness for borrowed money, other than borrowings under existing credit facilities, (ii) the making of any loans or advances to any other Person, other than routine advances to employees consistent with past practice or (iii) the assumption, guarantee or endorsement (whether directly, contingently otherwise) for the obligations of any other Person;

(n) any compromise or settlement of, or the taking of any material action with respect to, any Action;

(o) the entrance into or amendment of any employment, consulting, severance, or similar agreement with any Person other than in the ordinary course of business, except with respect to new hires or routine salary increases (consistent in amount with past practice) in the ordinary course of business;

(p) any material change in any of Company’s methods of accounting or accounting practice or policy, except as required by any changes in GAAP or applicable Law;

(q) the entrance into any agreement the purpose or effect of which is to restrain, limit, or impede Purchaser’s ability to conduct the Business following the Closing;

(r) the entrance into any other agreements, commitments or contracts which create liabilities other than in the ordinary course of business;

(s) the authorization or commitment by Company to make any capital expenditures other than those capital expenditures incurred by Company in the ordinary course of business;

(t) the cancellation or termination of any insurance policy covering the Assets other than in the ordinary course of business; or

(u) the maintenance of Company’s books and records in a manner inconsistent with past business practices, except to be in compliance with GAAP or applicable Laws.

4.11 Tax Matters.

(a) Except as set forth on Schedule 4.11, (i) the Company, and all members of Company’s Affiliated Group, if any, have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all Tax Returns that are or were required to be filed on or prior to the date hereof with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are or were required to be filed; (ii) all Taxes due for the periods covered by such Tax Returns have been fully paid, deposited or adequately provided for on the Financial Statements or are being contested in good faith by appropriate proceedings; (iii) there are no Encumbrances as a result of any unpaid Taxes upon any of the Assets; (iv) no claim has ever been made by an authority in a jurisdiction where Company (or members of their Affiliated Group) does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction; and (v) the Tax Return for 2010 is true, correct and complete in all material respects.

(b) Neither Company nor any of its Affiliates has made with respect to any Asset any consent under Section 341 of the Code.

(c) [Intentionally omitted.]

(d) None of the Assets is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code or (ii) a lease made pursuant to Section 168(f)(8) of the Code.

(e) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid (or deemed to have been paid) or owing by Company to any employee, independent contractor, creditor, or other third party in respect of the period prior to the Closing Date.

(f) There are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Company, nor have there been any inquiries or any other communication of any kind with any Government Entity with respect to Taxes or Tax Returns of the Company.

(g) There are no deficiencies against Company as a result of any IRS or other Government Entity examination that have not been resolved in full, and Company has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which Company may be liable.

(h) Company has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return.  Company has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Complete copies of all (i) Tax Returns (or in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated or unitary Tax Returns relating to Company) for the Company, for taxable periods ending after December 31, 2006 and (ii) examination reports and statements of deficiencies assessed against or agreed to by Company since its inception have been made available to Purchaser for their review.

(j) Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) Company is not a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any Person.

(m) Company is not and has never been a member of any affiliated, consolidated or unitary group for Tax purposes.

4.12 Accounts Receivable and Inventory.  Except as set forth on Schedule 4.12-1, the accounts receivable of Company reflected on the latest Financial Statements and those existing at Closing (net of reserves reflected in the Financial Statements) are valid and genuine and arose from bona fide transactions in the ordinary course of the Business.  Except as set forth on Schedule 4.12-2, all inventories of consumable items reflected in the Financial Statements do not include any items in any material amount that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of business of the Company, except for changes in such inventories occurring subsequent to January 1, 2012 in the ordinary course of business.

4.13 Material Contracts.

(a) Schedule 4.13(a)-1 contains a list of all Material Contracts pertaining to the Business and/or the Assets.  All Material Contracts are in full force and effect and are valid and binding obligations of the Company, enforceable in accordance with their respective terms except as their enforceability may be limited by bankruptcy, insolvency, moratorium, or other Laws relating to or affecting creditors’ rights generally, and the exercise of judicial discretion in accordance with general equitable principles.  Except as set forth on Schedule 4.13(a)-2, no default and no event that with the giving of notice, the passage of time or both would constitute an event of default has occurred and is continuing with respect to any of the Material Contracts (whether by Company or, to the knowledge of Seller, by any other party to such Material Contracts).  Except as set forth on Schedule 4.13(a)-3, Company is not a party to any Restrictive Agreement.  As of the Closing, Company will not be a party to any loan agreement or the maker or obligor under any promissory note or other similar undertaking, including any guaranty for any Person’s obligation for borrowed money or similar arrangement for the repayment of borrowed money.

(b) Except as set forth on Schedule 4.13(b)-1, Company is not a party to any Contract with Seller or any of his Affiliates.  Except as set forth in Schedule 4.13(b)-2, no current or former officer, director, member, manager, employee, shareholder or Affiliate of Company (or any Family Member of any of the foregoing) is presently or, in the last three (3) years has been, (i) a party to any transaction with Company other than on an arms-length basis (including any Material Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer, director, member, manager, employee, shareholder or Affiliate (or Family Member) or (ii) the direct or indirect owner of an interest in any Person which is a present (or potential) competitor, supplier, manufacturer, distributor or customer of Company, nor does any such Person receive income from any source other than Company which relates to, or should properly accrue to, Company.  Except as set forth on Schedule 4.13(b)-3, all loans made by Company to any shareholder, member, manager, employee, officer or director of Company (or any Family Member of any of the foregoing), and all loans made by any shareholder, member, manager, employee, officer or director of Company (or any Family Member of any of the foregoing) to Company have been fully repaid to or by Company, as the case may be, without discount and with accrued interest at or before Closing.

4.14 Environmental Matters.

(a) None of Seller or the Company has received any notice, including without limitation any letter, phone call, email or other communication, raising the possibility of an Action or a threat of an Action, of any violation (or claimed violation) of any Environmental Laws of any Government Entity having jurisdiction over Seller, the Company or the Real Property or any Action, either instituted or planned to be instituted, regarding any of the Environmental Laws which has not been remedied or cured.

(b) Company’s operations are in compliance with all applicable Environmental Laws, including laws relating to the release, discharge, emission, storage, treatment, handling or disposal of any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any Environmental Law (collectively, “Hazardous Materials”).  There has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials at the Real Property while Company has held leasehold title to the Real Property, and Seller has no knowledge of any such events occurring at the Real Property prior to its leasing same.

(c) Company has not nor currently uses, stores, treats, disposes or otherwise handles Hazardous Materials except in compliance with all applicable Environmental Laws.

(d) To Seller’s knowledge, no underground storage tanks are located at the Real Property.

(e) There is no written Action or other written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or relating from (i) the presence or release into the environment of any Hazardous Materials on the Real Property or (ii) circumstances forming the basis of any violation of any Environmental Law.

4.15 Intellectual Property.

(a) Schedule 4.15(a)-1 sets forth, with respect to each Trade Right owned by Company and registered with any Government Entity or for which an application has been filed with any Government Entity, (i) a brief description of such Trade Right, and (ii) the names of the jurisdictions covered by the applicable registration or application.  Except as set forth on Schedule 4.15(a)-2, Company owns any material unregistered Trade Rights.  Schedule 4.15(a)-3 identifies and provides a brief description of each Trade Right licensed to Company by any Person (except for any Trade Right that is licensed to Company under any third party software license generally available to the public at a cost of less than $5,000), and identifies the license agreement under which such Trade Right is being licensed to Company.  The Company has good, valid and marketable title to all of the owned Trade Rights identified in Schedule 4.15(a)-1, free and clear of all Encumbrances, and have a valid right to use all of the licensed Trade Rights identified in Schedule 4.15(a)-3 pursuant to the terms of the applicable license.  All of the Trade Rights identified in Schedule 4.15(a)-1 are valid and subsisting and in full force and effect, are free from any claim of abandonment for non-use or dedication to the public domain, and have not been claimed or adjudged invalid or unenforceable in whole or in part.  Except as set forth in Schedule 4.15(a)-4, Company is obligated to make any payment to any Person for the use of any Trade Rights.  Company has not developed jointly with any other Person any Trade Rights with respect to which such other Person has any rights.  Company has not granted and Company is not obligated to grant any Encumbrance or license in respect to any Trade Right to any Person other than Purchasers.  All documents necessary to establish Company’s interests in its registered Trade Rights, or Trade Rights with respect to which an application is pending, are in its possession and all formalities in relation thereto have been met, except where the failure to possess such documents and to meet such formalities are not reasonably expected to have a Material Adverse Effect.

(b) To Seller’s knowledge, the confidentiality and secrecy of Company’s trade secrets and confidential information have not been compromised.

(c) None of the Trade Rights owned, used or licensed by Company currently infringes or conflicts with any Trade Rights owned, used or licensed by any other Person.  Company is not infringing, misappropriating or making any unlawful use of, and Company has not, at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Trade Rights owned, used or licensed by any other Person.  To Seller’s knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Trade Rights owned, used or licensed by any other Person infringe or conflict with, any Trade Rights owned, used or licensed by Company.

(d) The Assets include all the Trade Rights necessary to conduct the Business in the manner in which such business is being conducted as of the date of this Agreement and has been conducted over the past forty eight (48) months.  None of the Trade Rights are licensed to any Person (other than the Company) on an exclusive basis, and, except as provided in the license agreements listed on Schedule 4.15(a)-3, there is no covenant not to compete or Contract limiting Company’s ability to exploit fully any of its owned or licensed Trade Rights or to transact business in any market or geographical area or with any Person.

(e) Schedule 1.19 lists all of the domain names owned by the Company, all of which it owns free and clear and no other person or entity has any rights to them.  Schedule 1.19 also lists any domain names used by the Company which it does not own, with a brief description of its rights to use such domain names.

4.16 Compliance with Laws.  Company is in compliance with all applicable Laws, including specifically, but without limitation, OSHA, rules and regulations promulgated by the FDA and pursuant to the US Public Health Services Act, and all applicable judgments, orders or decrees of any court or other Government Entity relating to or affecting the Assets or the operation of the Business, except where the failure to so comply would not have a Material Adverse Effect.  Schedule 4.16 lists all Government Entities with regulatory authority over the Company.  Schedule 4.16 also lists and describes any interactions of any kind between the Company and any Government Entity since January 1, 2010.

4.17 Litigation.  Except as set forth on Schedule 4.17, there is no Action pending or, to the knowledge of Seller, threatened against or affecting Company, the Business and/or the Assets, whether involving or relating to Product Liability or compliance with OSHA or otherwise, or any basis in fact therefor known to Seller against or involving Company, the Business and/or the Assets or any of the employees of Company, whether involving or relating to Product Liability or compliance with OSHA or otherwise, whether at law or in equity.  Moreover, except as set forth on Schedule 4.17, to Seller’s knowledge, there is no Action pending or threatened against or affecting Company, the outcome of which could reasonably be expected to impair the ability of Company to perform its obligations hereunder or under the Related Documents or the transactions contemplated by this Agreement and the Related Documents.

4.18 Employment.

(a) Labor Matters.

(i) Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not engaged in any unfair labor practice.

(ii) Company is not a party or otherwise subject to any collective bargaining or any other written agreements governing the wages, hours and terms of employment of its employees.  There is no (A) unfair labor practice complaint against Company pending before the National Labor Relations Board (or any comparable foreign labor board), (B) labor strike, slowdown, work-to-rules, go-slows, or work stoppage (official or unofficial) actually occurring or, to the knowledge of Seller, threatened against Company, nor has there been during the period of six (6) years immediately preceding the Closing Date, (C) representation petition respecting Company’s employees pending before the National Labor Relations Board (or any comparable foreign labor board), (D) pending grievance or arbitration proceeding arising out of or under collective bargaining agreements applicable to Company or (E) union organizational campaign in progress currently with respect to Company’s employees, nor has there ever been such an organizational campaign.

(iii) Company has not (A) recognized or received a demand for recognition of any collective bargaining representative with respect to any proposed collective bargaining agreement or (B) experienced any primary work stoppage or other organized work stoppage involving its employees in the past three (3) years.

(iv) No current employee has given or has been given notice to terminate his office or employment or will be entitled to give notice as a result of the provisions of this Agreement.

(v) There is no outstanding or, to Seller’s knowledge, threatened or intimated any Action against Company on the part of any individual who has been or is an employee of Company (or the dependant of any such individual) or any actual or known liability to make any payment to any such individual, and none of the provisions of this Agreement, including the identity of Purchaser, to Seller’s knowledge, is likely to lead to any such dispute.

(vi) Company has in relation to its employees (and so far as relevant to its former employees) complied with:  (A) all obligations imposed on it by applicable Law and all codes of conduct and practice relevant to the relations between it and its employees or it and any recognized trade union and has maintained current, accurate and suitable records regarding the service agreements and terms and conditions of employment of each of its employees (including records kept and returns lodged in relation to statutory sick pay); (B) all obligations to maintain adequate and suitable records regarding the service of each of its employees; (C) all collective agreements, recognition agreements and the conditions of service of its employees; and (D) all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

(vii) There is no individual currently or provisionally employed by Company who is currently on leave or absent from work and now has or may in the future have a right to return to work (whether for reasons connected with maternity leave, leave for family or domestic reasons or absence due to illness or incapacity or otherwise) or a right to be reinstated or re-engaged by Company or to receive any other compensation from Company.

(viii) No employee of Company is subject to any disciplinary action or engaged in any grievance procedure, and there is no matter or fact giving rise to the same.

(ix) There are no loans outstanding from Company to any of its employees.

(b) Employee Benefits. Schedule 4.18(b)-1 contains a true and correct list of each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, or any other employment, consulting, collective bargaining, equity-based compensation bonus, deferred compensation, stock option, stock purchase, golden parachute, severance, vacation, dependent care, employee assistance, fringe benefit, death benefit or other compensatory or employment-related plan, contract, policy, agreement or arrangement which is not an “employee benefit plan” as defined in Section 3(3) of ERISA (each an “Employee Plan”) under which any current or former employee or other personnel of Company (or their dependents) is covered or in respect of which Company has or reasonably could be expected to have any liability, directly or indirectly, which will not have been satisfied in full at the time of the Closing.

(i) With respect to each Employee Plan, Seller has delivered to Purchaser true and complete copies of each contract, plan document, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements; and, where applicable, the last annual report (5500 series) filed with the IRS or the Department of Labor, the most recent balance sheet and financial statements, actuarial reports and valuations, and the most recent determination letter issued by the IRS.

(ii) Each Employee Plan has been maintained and administered in accordance with its terms and in compliance with the provisions of applicable Law, including the Code and ERISA.  All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made or provided for before the Closing Date.  With respect to each Employee Plan, (A) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other Government Entity; (B) no Action (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened; (C) to the knowledge of Seller, no facts exist which could give rise to an Action which, if asserted, could result in a material liability or expense to Company; and (D) to the knowledge of Seller, no prohibited transaction as defined in Section 4795 of the Code has occurred with respect to any Employee Plan.

(iii) Company has no funded Employee Plans which are intended to be qualified under Section 401(a) of the Code.

(iv) Company does not have an Employee Plan (A) covered by Title IV of ERISA or by Section 302 of ERISA or Section 412 of the Code or (B) that is or has been a Multiemployer Pension Plan within the meaning of Section 3(37) of ERISA.  Company has not, and no ERISA Affiliate has, incurred or could incur any liability, direct or indirect, contingent or otherwise, under Title IV of ERISA or Section 302 of ERISA or Sections 412 or 4980B of the Code.  No Employee Plan provides health or death benefits (whether or not insured) to any current or former employee or other personnel beyond the termination of their employment or other services except as required by Section 4980B of the Code.  Except as identified on Schedule 4.18(b)-2, each Employee Plan may be unilaterally terminated and/or amended by Company at any time without liability or penalty.

(v) The consummation of the transactions contemplated by this Agreement and the Related Documents will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other Person to receive severance or other compensation that would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement and the Related Documents or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.  No payment or benefit which will or may be made by Company will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or will fail to be deductible by virtue of Section 280G of the Code.

(c) Employees.  Schedule 4.18(c)-1 contains a complete and accurate list of all directors, officers, managers and employees of Company, specifying their names and job designations, start date, the total annual amount paid or payable as compensation to each such Person, and the basis of such compensation, whether fixed or commission, or a combination of fixed and commission, and the accrued benefits, including accrued sick leave and paid time-off, for such Persons as of such date.  Schedule 4.18(c)-2 contains a complete and accurate list of all consultants of Company, specifying their names and the consulting services they provide.  None of the Persons identified on Schedule 4.18(c)-1 has had any breaks in service for purposes of determining years of service under the applicable Employee Plan since the commencement of his or her employment arrangements with the Company.  Each of the Company’s employees in the United States is an “at-will” employee, and there are no employment, commission or compensation Contracts of any kind between Company on the one hand and any of its employees on the other hand except as disclosed in Schedule 4.18(c)-3.  True and complete copies of employment and supervisory manuals, employment and supervisory policies, and written information generally provided to employees (such as applications or notices), have been provided to Purchaser.  To the knowledge of Seller, each of Company’s employees is legally permitted to work in the United States and the State of Illinois, and Company has verified that each employee for whom a Form I-9 was required on his or her date of hire has on file at Company a valid Form I-9 and a copy of each such employee’s Form I-9 will be part of the records of the Business transferred to Purchaser on the Closing Date.

4.19 Insurance.  The properties and operations of the Company, including the Assets, that are of an insurable nature and are of a character usually insured by similar businesses, have been continuously insured by the Company since the inception of the Business, under insurance policies affording coverage with respect to insurable events that occur within the applicable policy periods.  Each such insurance policy has been of like kind and quality (with respect to policy limits, occurrence-based, etc.) since Company’s inception.  Schedule 4.19 sets forth a complete and accurate list and brief description of all insurance policies currently held by  Company with respect to the Assets and any self-insurance trust.  The description of the insurance policies provided in Schedule 4.19 sets forth a true and complete statement specifying the name of the insurer, the amount of coverage, the type of insurance, the policy numbers, and the expiration date of such policies.  Except as set forth on Schedule 4.19, such insurance policies are in full force and effect.  Company is not delinquent with respect to any premium payments thereon.  Company is not in default or breach with respect to any material provision contained in any such insurance policies.  Company has not received, and Seller has no knowledge of, any notice or request, formal or informal, from any insurance company identifying any defects in the Assets that would have a Material Adverse Effect on the insurability of the Assets.  Company has not been refused any insurance, and its coverage has not been limited by an insurance carrier to which it has applied for insurance.

4.20 Brokers.  Except as set forth on Schedule 4.20, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Seller.

4.21 Bulk Sales Laws.  Company has complied with all applicable federal, state or foreign bulks sales laws in connection with the transactions contemplated by this Agreement.

4.22 Product Liability.  There is no claim in respect of Product Liability outstanding or, to the knowledge of Seller, threatened against Company.  To the knowledge of Seller, there are no circumstances that are likely to give rise to any such claim.  Company has not manufactured, sold or supplied any Product after its expiration date, or sold any Product within seven (7) days of its expiration date, or any Product or service which to Seller’s knowledge is, was, or will become, faulty or defective or which does not comply with any warranty or representation, express or implied, made by or on behalf of Company in respect of such product or service or with all Laws, standards and requirements applicable to such Product or service or which was sold or supplied on such terms that Company accepts an obligation to service or repair or replace such Product after delivery.

4.23 Fair Trading.  No agreement, practice or arrangement carried on by Company or to which Company is or has prior to the date of this Agreement been a party infringes, or is or ought to have been registered in accordance with, any competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which Company has assets or carries on or intends to carry on business or in which the activities of Company may have an effect.

4.24 Permits.  Company has all necessary Permits for the proper and effective carrying on of the Business in the manner in which the Business is now carried on.  All such Permits are valid and subsisting, and Seller knows of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to Purchasers or otherwise.  Schedule 4.24 lists all such Permits.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) sets forth a list of each customer of Company that accounted for more than five percent (5%) of the net sales of Company (calculated in accordance with GAAP in a manner consistent with the Financial Statements) in any of the calendar years 2009, 2010 or 2011.  Company has not received written or oral notice that any of the customers listed on Schedule 4.25(a) intends to cease purchasing or dealing with Company, nor does Seller have any knowledge that leads him to believe that any such customer intends to alter in any material respect the amount of purchases or the extent of dealings with Company or Purchaser or would alter in any material respect its purchases or dealings in the event of the consummation of the transactions contemplated hereby.

(b) Schedule 4.25(b) indicates the value of goods and services (based on invoice price and calculated in accordance with GAAP, as the case may be, in a manner consistent with the Financial Statements) supplied to Company by the top ten (10) suppliers and vendors of goods and services to Company during the period from January 1, 2008 to December 31, 2011.  Company has not received written or oral notice that any of the suppliers and vendors listed on Schedule 4.25(b) intends to cease selling or rendering services to, or dealing with, Company, nor does Seller have any knowledge that leads him to believe that any such supplier or vendor intends to alter in any material respect the amount of sales or service or the extent of dealings with Company or Purchaser or would alter in any material respect its sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

4.26 OSHA Matters.  Company has not received any citation from the Occupational Safety and Health Administration or any comparable Government Entity or any Government Entity inspector setting forth any respect in which the facilities or operations of Company are not in compliance with OSHA (or similar foreign Law), which non-compliance has not been corrected or remedied and any applicable fines and/or penalties paid in full to the satisfaction of such Government Entity or inspector. Schedule 4.26 sets forth a list of all citations heretofore issued to Company under OSHA (or similar foreign Law) and correspondence from and to OSHA and any OSHA inspectors during the past five (5) years.

4.27 Bank Accounts.  Schedule 4.27 contains a complete and correct list of all deposit accounts and safe deposit boxes of Company, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.

4.28 Disclosure.  To the knowledge of Seller, no representation or warranty by Seller in this Agreement, the Related Documents or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5. Representations and Warranties of Purchaser and IVFH.  Purchaser and IVFH represent and warrant to Seller as set forth below.  Information in any schedule to this Agreement qualifies the representations and warranties to which such schedule expressly refers (or makes cross reference), as well as other representations and warranties in this Agreement only to the extent that it is sufficiently and reasonably clear from such information that it qualifies such other representations and warranties.

5.1 Authority Relative to Agreement.  Purchaser is a corporation validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated or organized, and Purchaser has the corporate power and authority to execute and deliver this Agreement and the Related Documents to be executed and delivered by it and to perform its obligations under this Agreement and such Related Documents.  The execution, delivery and performance of this Agreement and such Related Documents by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings of such Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such Related Documents by Purchaser.  This Agreement and each Related Document to which Purchaser is a party has been duly executed and delivered by Purchaser, and this Agreement and such Related Documents constitute the valid, binding and enforceable obligations of such Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

5.2 No Conflict.  Neither the execution and delivery of this Agreement and the Related Documents to which Purchaser are a party, the consummation or performance by Purchaser of the transactions contemplated by this Agreement and those Related Documents, nor the compliance by Purchaser with any of the provisions of this Agreement and those Related Documents will (a) violate or breach the certificate of incorporation or bylaws (or similar governing documents) of Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, Contract, agreement, plan or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected; or (c) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

5.3 Litigation.  To Purchaser’s and IVFH ‘s knowledge, there is no Action pending or threatened against Purchaser or any of its significant subsidiaries or their respective officers, directors or employees in their capacity as such, or as a fiduciary with respect to any Employee Plan of Purchaser or IVFH, that would be required to be described in any SEC Report that is not so described.

5.4 Consents and Approvals.  No filing or registration with, notification to and no permit, authorization, consent or approval of, any Government Entity is required to be obtained by Purchaser or IVFH in connection with their execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except (i) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of any of Seller and the Company or as a result of any other facts that specifically relate to the Business and/or the Assets, and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

5.5 Availability of Funds.  Purchaser and IVFH have cash, or the ability to obtain cash by means of subsisting credit facilities with financially responsible third parties, in an amount sufficient to enable them to perform all of their respective obligations hereunder, including, without limitation, payment of the Closing Cash Payment.

5.6 Intentionally omitted.

5.7 Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Purchaser or an Affiliate of Purchaser.

5.8 Disclosure.  To the knowledge of Purchaser, no representation or warranty by Purchaser herein, the Related Documents or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

6. Earn-Out Payment Schedule.

(a) Advance payments against anticipated Earn-out Payments shall be made pursuant to the following Payment Schedule:

(i) Within 90 days of the Closing Date, Purchaser will make an advance payment to Seller of $37,500 to be held against actual Earn-out Payments due and payable as determined pursuant to Sections 6(b) - (e).

(ii)  If Purchaser’s EBIT is at least $180,000 during the period commencing on the Closing Date and ending October 31, 2012, then, within 30 days of the conclusion of such six (6) month period, Purchaser will make another advance payment to Seller of $37,500 to be held against actual Earn-out Payments due and payable as determined pursuant to Sections 6(b) - (e).

(iii)  If Purchaser’s EBIT is at least $240,000 during the period commencing on the Closing Date and ending January 31, 2013, then, within 30 days of the conclusion of such nine (9) month period, Purchaser will make another advance payment to pay Seller of $37,500 to be held against actual Earn-out Payments due and payable as determined pursuant to Sections 6(b) - (e).

(b) If Purchaser’s aggregate EBIT for the period commencing on the Closing Date and ending on April 30, 2013 equals at least $450,000, within 30 days of such anniversary date Seller shall receive a payment of $150,000 less any advance payments previously made pursuant to Section 6(a).

(c) In the event Purchaser’s EBIT for the period commencing on the Closing Date and ending on April 30, 2013 is at least $750,000 Seller shall receive an accelerated earn-out payment of $300,000, less any payments previously made pursuant to this Section 6 and no further Earn-out Payments will be due.

(d) In the event Purchaser has EBIT of at least $450,000 for the period commencing on the Closing Date and ending on April 30, 2013, the process described in Sections 6(a) and (b) above shall be followed for the succeeding twelve (12) months.

(e) In the event Purchaser does not have EBIT of at least $450,000 for the period commencing on the Closing Date and ending on April 30, 2013, then no advance Earn-out Payments shall be payable during the second year following the Closing Date. If Purchaser’s EBIT for such second year is at least $450,000, Seller shall receive an Earn-out Payment equal to $150,000 less any advance payments previously made pursuant to Section 6(a).

(f) Within sixty (60) days following the end of each of the two years discussed above, Purchaser shall prepare or cause to be prepared a statement setting forth Purchaser’s EBIT, which shall be calculated in accordance with GAAP in a manner consistent with the Financial Statements, which shall show the EBIT target and a calculation showing the advance payments pursuant to the Payment Schedule previously made, the Earn-out Payments earned, if any, or owed, if any (each a “Post-Closing Statement”), and deliver such statement to the Seller.

(g) If the Seller in good faith disagrees with any Post-Closing Statement, the Seller may deliver to Purchaser, within thirty (30) days after the Seller’s receipt of the Post-Closing Statement (the “Seller’s Review Period”), a written notice (the “Earn-out Objection Notice”) setting forth in reasonable detail (i) the amounts on the Post-Closing Statement with which the Seller disagrees and the basis for such disagreement and (ii) the Seller’s proposed corrections to the Post-Closing Statement; provided, however, that such disagreement must be based solely upon an alleged failure of the Post-Closing Statement to conform to the requirements of this Section 6 and/or alleged mathematical errors contained or reflected therein.  Seller shall be deemed to have agreed with all amounts contained in the Post-Closing Statement to which no specific objection has been made.  If the Seller does not deliver an Earn-out Objection Notice prior to the expiration of Seller’s Review Period, Sellers shall be deemed to agree in all respects with Purchasers’ calculations and the amounts as set forth in the Post-Closing Statement shall be final and binding upon Seller and Purchaser.  Purchaser shall, upon written request, make available to the Seller and his agents all such documents and information in Purchasers’ possession or control that is necessary to facilitate the Seller’s review of the Post-Closing Statement in a timely manner.  During the thirty (30) days immediately following the receipt by Seller of the Post-Closing Statement, Seller and its representatives shall be entitled to review such items and will have reasonable access to any work papers, trial balances and similar materials relating thereto prepared by Purchasers, their accountants or personnel.

(h) If an Earn-out Objection Notice is properly and timely delivered, the Seller and Purchaser shall negotiate in good faith with each other to attempt to resolve the disputed amounts set forth in the Earn-out Objection Notice.  If the Seller and Purchaser are unable to resolve the disputed amounts set forth in the Earn-out Objection Notice within five (5) Business Days after the Seller’s delivery of the Earn-out Objection Notice to Purchaser, the Seller and Purchaser shall cause the Arbitrating Accountants to promptly review this Agreement and the disputed amounts in the Post-Closing Statement for the purpose of calculating the correct Earn-out Payment for such Review Period.  The Arbitrating Accountants shall be entitled to have reasonable access to all such information, properties, books and records necessary to make such calculations.  In making any such calculations, the Arbitrating Accountants shall consider only those amounts in the Post-Closing Statement as to which the Seller has, in the Earn-out Objection Notice, disagreed.

(i) The Arbitrating Accountants shall deliver to the Seller and Purchaser, as promptly as practicable, but no later than five (5) Business Days after the Arbitrating Accountants are engaged, a written report setting forth its calculation of the disputed amounts.  Upon such delivery, such report and the calculations set forth therein shall be final and binding upon Seller and Purchaser.  Fees and expenses of the Arbitrating Accountants shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(j) Whenever an Earn-out payment is due hereunder, an amount of interest, calculated at an annual rate of 5% from the Earn-out Commencement Date until the date actually paid shall be added to the relevant Earn-out Payment.

(k) Any Earn-out Payment required to be made pursuant to this Section 6 will be made in cash within ten (10) Business Days after acceptance by Purchaser and the Seller of the calculation of such payment as provided above or, if an Earn-out Objection Notice is properly and timely delivered, within ten (10) Business Days after the applicable Earn-out Payment is finally determined as provided above.  Earn-out Payments, if any, will be payable by wire transfer to Seller in accordance with the written instructions of Seller previously given to Purchaser pursuant hereto; provided that such instructions may be modified at any time by Seller by delivery of superseding written instructions delivered to Purchaser in accordance with Section 19.

(l) For the avoidance of doubt, no Earn-out Payment will be included in the calculation of EBIT.

7. [Intentionally Omitted.]

8. Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser hereunder are subject to the satisfaction or written waiver, on or prior to the Closing Date, of the following conditions:

8.1 Representations/Warranties/Covenants.  The representations and warranties of Seller contained in this Agreement that are qualified by reference to materiality or “Material Adverse Effect” shall be true in all respects, and those that are not so qualified shall be true and correct in all respects except to the extent the failure of any such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date), and each covenant contained in this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been complied with and performed in all material respects.

8.2 Litigation or Proceedings.  No litigation or Action before a Government Entity seeking to restrain or prohibit the transactions contemplated hereby shall be pending or threatened, and no injunction, judgment, order, decree or Law that restrains or prohibits the transactions contemplated hereby shall have been issued, enacted, or promulgated by any Government Entity.

8.3 Governmental and Other Approvals.  All notices, reports, and other filings required to be made prior to Closing by Seller with, and all licenses, permits, consents, approvals, authorizations, qualifications or orders required to be obtained prior to Closing by Seller from, any Government Entity or from any other Person set forth on Schedule 8.3 in connection with the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained.

8.4 No Material Adverse Change.  There shall have been no Material Adverse Effect to the assets and the Business since January 1, 2012.

8.5 Financial Statements.  The Financial Statements with respect to the years ended December 31, 2010 and 2011 have been compiled to the reasonable satisfaction of Purchaser and the results are in line with its expectations.

8.6 Closing Deliveries.  Seller shall have made the deliveries required to be made by it under Section 10.2.

8.7 Schedules.  The Schedules hereto shall be full and complete and delivered to Purchaser no later than five (5) business days from the date hereof and be satisfactory to Purchaser.

9. Conditions Precedent to Obligations of Seller.  The obligations of Seller hereunder are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

9.1 Representations/Warranties/Covenants.  The representations and warranties of Purchaser contained in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true in all respects and those that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date), and each covenant contained in this Agreement to be complied with or performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been complied with and performed in all material respects.

9.2 Litigation or Proceedings.  No litigation or Action before a Governmental Entity seeking to materially restrain or prohibit the transactions contemplated hereby shall be pending or threatened, and no injunction, judgment, order, decree, or Law that materially restrains or prohibits the transactions contemplated hereby shall have been issued, enacted, or promulgated by any Government Entity.

9.3 Governmental Approvals.  All notices, reports, and other filings required to be made prior to Closing by Purchaser with, and all licenses, permits, consents, approvals, authorizations, qualifications, or orders required to be obtained prior to Closing by Purchaser from, any Government Entity in connection with the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained.

9.4 Closing Deliveries.  Purchaser shall have made the deliveries required to be made by it under Section 10.3.

10. Closing.

10.1 Closing and Closing Date.  Subject to the satisfaction or waiver of all the conditions set forth in Article 8 and Article 9, and the written approval of the Purchaser’s board of directors, the consummation of the sale and purchase of the Acquired Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Feder Kaszovitz LLP, 845 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the Closing Date or at such other location and time as the parties hereto may mutually designate in writing.  It is contemplated that the Closing will be a “virtual closing” whereby prior to the Closing Date, Seller and Purchaser will each deliver all of the deliverables required to be delivered by Sections 10.1 and 10.2, respectively, in the custody and care of Purchaser’s counsel (Feder Kaszovitz LLP) and such firm will retain control of such deliverables until confirmation of the delivery to Seller of the Closing Purchase Price, whereupon such counsel will deliver to each of Seller (via FedEx) and Purchaser the deliverables each party is entitled to receive.  All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of such Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred.  The Closing shall be effective as of the time the Closing Purchase Price is received by Seller on the date the Closing occurs (the “Closing Date”).  The Closing shall occur within ten (10) days after Seller delivers to Purchaser the Financial Statements in a form satisfactory to Purchaser, but no later than April 30, 2012.  The above notwithstanding, if the financial statements of the Company for 2011 are in any way materially different from that reasonably expected by Purchaser or their delivery to Purchaser is delayed, Purchaser may extend the Closing Date for up to an additional thirty (30) days.  If the Closing does not occur by such date, Purchaser’s counsel will promptly return all of Seller’s deliverables in its possession to Seller’s counsel.

10.2 Actions of Seller at Closing.  At the Closing, Seller shall deliver the following to Purchaser, each in form and substance satisfactory to Purchaser:

(a) Certificates of Acquired Shares.  Certificates representing the Acquired Shares, each duly endorsed for transfer to Purchaser or together with a duly executed stock power in favor of Purchaser.

(b) Resignations.  The resignations, effective at the Closing, of all directors and officers of Company immediately prior to the Closing.

(c) Good Standing Certificate.  A certificate of existence and good standing of Company from its jurisdiction of incorporation or organization, dated a date reasonably proximate to the Closing Date.

(d) Required Consents.  Evidence that Seller has satisfied the condition precedent set forth in Section 8.3.

(e) Employment Agreement.  The employment agreement executed by Seller (the “Employment Agreement”) in favor of Purchaser in substantially the form attached to this Agreement as Exhibit B.

(f) Lease.  The lease executed by Seller in favor of Purchaser (the “Lease”) in substantially the form attached to this Agreement as Exhibit C.

(g) Secretary’s Certificates.  With respect to Company, a certificate, dated the Closing Date, signed by the secretary of Company certifying the certificate of incorporation and bylaws (or other governing documents) of Company being true and correct as of the Closing Date.

(h) Seller’s Certificate.  A certificate, dated the Closing Date, signed by Seller certifying that the conditions precedent set forth in Sections 8.1 – 8.6, to the extent not waived in whole or part by Purchaser, have been satisfied in accordance with the terms of this Agreement.

(i) Payment of Outstanding Secured Debt.  A payoff letter from each secured creditor along with wire instructions from such secured creditor(s) so Purchaser may send all such secured creditors an amount from the Closing Cash Payment necessary to pay all of the Company’s secured debt in full.

(j) Letter re Purchaser’s Rights.  A letter complying with the terms of Section 11.7.

(k) Receipt.  A receipt signed by Seller, evidencing Seller’s receipt of the Closing Payment as payment for the Acquired Shares.

(l) Opinions of Counsel.  Purchaser shall have received from Di Monte & Lizak , LLC legal opinions, dated the Closing Date and addressed to Purchaser, in substantially the form attached to this Agreement as Exhibit D.

(m) Books and Records.  All available original or true and correct copies of all documents, books, records, forms and files relating to the Assets.

(n) Bank Accounts.  All resolutions and other documents required in order to change the Persons authorized to draw on or have access to the deposit accounts and safe deposit boxes identified on Schedule 4.27 only to the Persons designated by Purchaser.

(o) Product Lines Certificate.  A true, complete and accurate list of the Company’s key product lines and the revenues attributable to each such product line for the twelve (12) month period ending on the date that is ten (10) Business Days prior to the Closing Date.

(p) Financial Statements.  Compiled Financial Statements of the Company for the years ended December 31, 2010 and 2011, compiled Financial Statements for the four months ended April 30, 2012 and a compiled balance sheet as of the date hereof, all of which fairly present in all material respects its financial position and results of operations at and for the periods indicated, and were prepared in accordance with GAAP (subject, in the case of unaudited statements, to nonmaterial year-end adjustments and to the absence of footnotes but utilizing GAAP methodologies and principles with respect to the accounting principles and standards utilized in presenting the compiled financial statements) applied consistently.

(q) 2011 Tax Returns.  All Tax Returns for 2011 have been filed with the appropriate Government Entity.

(r) Miscellaneous.  Such other certificates, instruments and documents as may reasonably be requested by Purchaser.

10.3 Actions by Purchasers at Closing.  At the Closing, Purchasers shall deliver the following to Seller:

(a) Payment.  The Closing Purchase Price as payment for the Acquired Shares, which sum shall be paid as set forth in Section 2.2.

(b) Receipt.  A receipt signed by Purchaser evidencing Purchaser’s receipt of the Acquired Shares acquired by it hereunder.

(c) Good Standing Certificate.  A certificate of good standing of Purchaser from its jurisdiction of incorporation or organization, dated a date reasonably proximate to the Closing Date.

(d) Secretary’s Certificate.  With respect to Purchaser, a certificate, dated the Closing Date, signed by the secretary of Purchaser certifying (i) the certificate of incorporation and bylaws (or other governing documents) of Purchaser being true and correct as of the Closing Date, (ii) resolutions of the directors of Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the executive officers of Purchaser executing this Agreement and any related documents.

(e) Officers’ Certificates.  A certificate signed by a duly authorized officer of Purchaser certifying that the conditions precedent set forth in Sections 9.1 – 9.4, to the extent not waived in whole or part by Seller, have been satisfied in accordance with the terms of this Agreement.

(f) Employment Agreement.  The Employment Agreement executed by Purchaser.

(g) Lease.  The lease executed by Seller in favor of Purchaser (the “Lease in substantially the form attached to this Agreement as Exhibit C

(h) Opinion of Counsel.  Seller shall have received from Feder Kaszovitz LLP opinions, dated the Closing Date and addressed to Seller, in substantially the form attached to this Agreement as Exhibit D.

(i) Such other certificates, instruments and documents as may reasonably be requested by Seller.

11. Certain Additional Covenants.

11.1 Post-Closing Access to Information.  Seller and Purchaser acknowledge that subsequent to the Closing any party hereto may need access to information or documents in the control or possession of another party hereto (or its Affiliates) for the purposes of, among other reasons, concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations, the prosecution or defense of Third Party Claims and collection of accounts receivable and payment of accounts payable.  Accordingly, Seller and Purchaser agree that for a period of seven (7) years after Closing (and such longer period of time as indemnification obligations exist under Article 13), each will, without charge, upon the written request of another party hereto, make available during normal business hours to such other party and its agents, independent auditors and/or Government Entities all such documents and information as may be available relating to the Business and the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate the matters described above.  Such documents may be examined and, at the inspecting party’s expense, copied.  Any access to the records of another party hereto granted in this Agreement shall be upon the condition that any such access shall be conducted in a manner by the inspecting party so as not to materially interfere with the business operations of such other party.

11.2 Preservation and Access to Records Pertaining to the Assets After the Closing.  After the Closing, Purchaser shall, in the ordinary course of business and as required by Law, keep and preserve all employee records and other records of the Company’s operations existing as of the Closing and which constitute a part of the Assets owned or held by the Company at Closing; provided that Purchaser, at any time after the seventh (7th) anniversary of the Closing Date (or such later date as shall represent the termination date of any indemnification obligations existing under Article 13), upon not less than sixty (60) days’ prior written notice to Seller may dispose of such records in its possession referred to above or those relating to the Business and the Assets, or any of the transactions contemplated herein, in accordance with Purchaser’s record retention policies and applicable Law; provided further that Seller may, at its sole cost and expense, upon written notice to Purchaser given before the expiration of such sixty (60) day period, take possession of such records.  Upon reasonable notice during normal business hours at the sole cost and expense of Seller and upon Purchaser’s receipt of appropriate consents and authorizations, Purchaser shall afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the records owned or held by the Company at the time of the Closing.  Any access to the records of the Assets or Purchaser’s personnel granted to Seller in this Agreement shall be upon the condition that any such access shall be conducted in a manner by the Company so as not to materially interfere with the business operations of Purchaser.

11.3 Litigation Cooperation.  After the Closing and subject to the provisions of Article 13 hereof, upon prior reasonable written request and with the reimbursement of reasonable out-of-pocket expenses paid by the party making the request, each party hereto shall cooperate with the other in furnishing information, testimony and other assistance in connection with any Actions, Tax audits, or arrangements involving any of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of any party or any of their Affiliates that were in effect or occurred on or prior to Closing or that are related to the Acquired Shares, the Business and/or the Assets, including arranging discussions with, and the calling as witnesses of, officers, directors, employees, agents and representatives of the parties hereto.

11.4 IRS Code Section 338 Election.   Upon the written request of Purchaser, in its sole and exclusive discretion, Seller and Purchaser or, as applicable, any designated Purchaser shall join in making elections under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “Section 338(h) Election”) with respect to Purchaser’s (or any designated Purchaser’s) purchase of the Acquired Shares pursuant to this Agreement.  In the event that Seller incurs any tax obligations as a result of the Section 338(h) Election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, Purchaser hereby agrees to reimburse to Seller such excess amount and further agrees that the amount that Purchaser shall be required to reimburse Seller under this paragraph shall (1) be grossed up to assure that Seller does not incur any Tax cost as a result of the Section 338(h) Election and the reimbursement payments under this paragraph and (2) take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as applies to Seller.  Any reimbursement shall be paid to Seller not less than seven (7) days prior to the time the Seller is required to file his personal tax returns.

11.5 No Rights of Employees.  Other than with respect to Seller who is a party to the Employment Agreement, after the Closing Date Purchaser shall have the sole and absolute discretion to continue to employ or terminate the employment of any employees of the pre-Closing employees of the Company and to determine the level of compensation and employee benefits to each such employee it chooses to continue to employ following the Closing.

11.6 Delivery of Property Received by Seller After Closing.  Seller agrees that it shall transfer or deliver to Purchaser, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing Date in respect of any Assets owned, used or held for use by the Company in connection with the Business.

11.7 Purchaser Appointed Attorney for Seller.  Seller, shall deliver a letter to Purchaser effective at the Closing Date, which letter constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Seller, in the name of either Purchaser or Seller (as Purchaser shall determine in its sole discretion) but for the benefit of Purchaser:  (i) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Shares; and (ii) to defend or compromise any and all Actions, in respect of any of the Acquired Shares, and to do all such acts and things in relation thereto as Purchaser shall deem advisable.  Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable.  Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.  Purchaser agrees to act in good faith in seeking to collect, assert or enforce any Action against any third party in accordance with this Section 11.7.  Notwithstanding anything contained in this Section 11.7 to the contrary, Purchaser, its successors or assigns, shall never constitute the true and lawful attorney of Seller with respect to any matter contemplated by Article 13.

11.8 Removal of Liens.  Promptly after the Closing, but no later than five (5) business days thereafter, Seller shall take all necessary steps to cause any secured lenders of the Company to remove all liens against the Company.

11.9 Taxes.

(a) Tax Returns Through Closing Date.  Seller shall prepare and file on a timely basis all Tax Returns relating to the Business and the Assets with respect to all periods through and to the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Business and the Assets for such periods.

(b) Subsequent Liability.  Except for Taxes that have been accrued on the Financial Statements, if, subsequent to the Closing Date, any liability for Taxes relating to the Business and the Assets with respect to any period prior to and including the Closing Date, Seller shall indemnify and hold Purchaser harmless, from and against, and shall pay, the full amount of, such Tax liability (as well as reasonable attorneys’, accountant’s or other fees and disbursements of Purchaser incurred in determination thereof or in connection therewith), or Seller shall, at its sole expense and in its reasonable discretion, settle any Tax claim that may be the subject of indemnification under this Section 11.9(b) at such time and on such terms as it shall deem appropriate or assume the entire defense thereof; provided that Seller shall not in any event take any position in such settlement or defense that subjects Purchaser or its Affiliates to any civil fraud or any civil or criminal penalty.  Notwithstanding the foregoing, Seller shall not consent, without the prior written consent of Purchaser, to any change in the treatment of any item which would, in any manner whatsoever, affect the tax liability of Purchaser or its Affiliates for a period subsequent to the Closing Date.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due.  Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

11.10 Third Party Consents.  Purchaser and Seller will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable following the Closing all consents, approvals and waivers which have not been obtained as of the Closing Date required by third Persons pursuant to the terms of the Included Contracts in a manner that will avoid any default, conflict or termination of rights under such Included Contracts.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 11.10 shall require Purchaser to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver.

11.11 Intellectual Property Matters.  Seller will, at Purchaser’s reasonable request, promptly perform all acts and execute all documents, irrevocable powers of attorney, certificates, affidavits, instruments and agreements, including instruments of assignment in forms suitable for recording with the United States Patent and Trademark Office, The United States Copyright Office or any corresponding foreign office or agency, requested by Purchaser at any time to evidence, maintain, record, perfect, document or enforce the Company’s interest in the Trade Rights set forth on Schedule 4.15(a) or otherwise in furtherance of the provisions of this Agreement and the transactions contemplated hereby.

11.12 Securities Law Filings.  Seller shall, and shall cause the accountants of the Company to, cooperate with Purchaser and its accountants in the provision of such information and documents as may be reasonably required in order to complete on a timely basis any filings required under the Exchange Act or other U.S. securities laws relating to the transactions contemplated by this Agreement.

11.13 Company Name.  Except in connection with Seller’s activities in performing its obligations under Section 11.17, Seller expressly agrees that, on and after the Closing Date, Seller shall not have any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the words “Artisan Specialty Foods” or any variation thereof or any other trademarks, service marks, product line names, trade dress or other Trade Rights included among the Assets or confusingly similar thereto.  Seller agrees that without the prior written consent of Purchaser, neither he nor any of his Affiliates shall make any use of the name “Artisan Specialty Foods” or any variation thereof from and after the Closing Date.

11.14 Access Codes and Combinations.  Immediately following the Closing, Seller shall cooperate with and notify Purchaser with regard to all source and access codes to computers and computer software that are included among the Assets and that Seller is licensed and authorized to divulge, combinations to safe(s) included in or containing Assets and the location of keys to safe deposit boxes containing Assets, and vehicles included in the Assets, if any, concerning the Business.

11.15 Bulk Sales Laws.  Each of the parties hereto shall comply in all material respects and in a timely manner with any and all bulk sales laws applicable to the transactions contemplated by this Agreement that require compliance by such party, at Seller’s expense.

12. [Intentionally omitted].

13. Indemnification.

13.1 By Seller.  In addition to his indemnification obligations set forth elsewhere in this Agreement, Seller will, subject to Sections 13.3 and 14.8, defend, indemnify and hold harmless Purchaser and its Affiliates, and its and their officers, directors, stockholders, employees, agents, successors and assigns from and against any and all damages, losses, liabilities, expenses (including reasonable fees and disbursements of counsel), Actions, Encumbrances and other obligations whatsoever (individually a “Loss” and, collectively, “Losses”), arising out of, resulting from or otherwise relating to (a) any inaccuracy, misrepresentation or breach of any of his representations and warranties in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Seller pursuant to this Agreement, (b) any breach of any of his covenants and agreements in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Seller pursuant to this Agreement, (c) any brokerage, finder’s or other fee or commission owed to any Person whose name is set forth on Schedule 4.20 and/or (d) Undisclosed Liabilities.

13.2 By Purchaser.  In addition to its indemnification obligations set forth elsewhere in this Agreement, Purchaser will, subject to Sections 13.3 and 14.8, defend, indemnify and hold harmless Seller and his Affiliates, agents, successors and assigns from and against any and all Losses arising out of, resulting from or otherwise relating to (a) any inaccuracy, misrepresentation or breach of any representation or warranty made by Purchasers in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Purchasers pursuant to this Agreement and/or (b) any breach of any of its covenants and agreements in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Purchasers pursuant to this Agreement.

13.3 Limitations.

(a) The amount of any Losses for which indemnification is provided hereunder (whether pursuant to this Article 13 or otherwise) shall be limited to the net after-tax effect of actual damages and shall be reduced by the amount of any insurance proceeds received by the Indemnified Party pursuant to any insurance policy as a result of the Losses giving rise to such indemnification payment.  Notwithstanding anything herein to the contrary, in the absence of intentional misrepresentation or fraud no party shall be held liable for consequential, special or punitive damages.

(b) In the event of any breach of any representation, warranty, covenant or agreement contained herein, the schedules and exhibits hereto or in the Related Documents, other than the right to bring an action for intentional misrepresentation or fraud, the sole and exclusive right and remedy of the parties hereto for money damages shall be a claim for indemnification (i) pursuant to this Article 13 and/or (ii) as provided by the specific covenant or agreement at issue.

13.4 Procedural Matters.

(a) A party intending to claim indemnification hereunder (whether pursuant to this Article 13 or otherwise) (“Indemnified Party”) must notify, in writing, the party from whom indemnification is sought (“Indemnifying Party”) promptly after learning of any Loss, Action or any other fact which, if true, would entitle the Indemnified Party to indemnification under this Agreement (the “Notice of Claim”); provided, however, the Indemnified Party’s failure to give prompt notice shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party for indemnification, except and only to the extent that such failure shall have caused or materially increased such liability or materially and adversely affected the ability of the Indemnifying Party to defend against or reduce its liability.

(i) A Notice of Claim shall set forth (A) the basis of the claim and a brief description of the nature of the potential or actual Loss and (B) to the extent then feasible the total amount of Loss anticipated (including any costs or expenses that have been or may be reasonably incurred in connection therewith).  Payment of the amount of actual Loss due the Indemnified Party as set forth in a Notice of Claim shall be made by the Indemnifying Party no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnifying Party receives written notice that an actual Loss has occurred), unless the provisions of subsection 13.4(a)(ii) are applicable.

(ii) If the Indemnifying Party (acting reasonably) shall reject any Loss as to which a Notice of Claim is sent by the Indemnified Party, the Indemnifying Party shall give written notice of such rejection to the Indemnified Party within thirty (30) days after receipt of the Notice of Claim.  Upon such rejection, the parties shall attempt in good faith to resolve any disagreement, and payment of the amount of actual Loss shall be made by the Indemnifying Party within five (5) Business Days of mutual resolution of any disagreement.  If any such disagreement remains unresolved as of the forty-fifth (45th) day after receipt by the Indemnifying Party of the Notice of Claim, the dispute shall be determined by an independent third party selected jointly by Purchasers and Seller, and the decision of such third party shall, in the absence of manifest error, be final and binding on all parties.  If the Notice of Claim is determined by such third party to be proper, payment of the amount of Loss due the Indemnified Party as set forth in the Notice of Claim shall be made by the Indemnifying Party no later than the fifth (5th) Business Day after such determination is rendered.

(b) As a condition precedent to any claim by an Indemnified Party for indemnification hereunder for any Action instituted by a third party the liability or the costs or expenses of which are Losses (a “Third Party Claim”), the Indemnified Party must tender the defense of such Third Party Claim to the Indemnifying Party in the Notice of Claim.  The Indemnifying Party may undertake the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party by notice to the Indemnified Party not later than thirty (30) days after receiving notice of such Third Party Claim.

(c) The Indemnifying Party’s failure to confirm to the Indemnified Party that the Indemnifying Party will undertake such defense shall be deemed to be a waiver by the Indemnifying Party of its right to undertake the defense of such Third Party Claim.  If, however, the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party will (i) reasonably cooperate with the Indemnifying Party and its counsel in the investigation and defense of such Third Party Claim and (ii) have the right to participate in such investigation and defense; provided that the Indemnifying Party will control (subject to the provisions of paragraphs (d) and (e) below) the negotiation, tactics, trial, appeals and other matters and proceedings related to such claim, except that the Indemnifying Party will not, without the prior written consent of the Indemnified Party, require the Indemnified Party to take or refrain from taking any action, or make any public statement, which the Indemnified Party reasonably considers to be against its interest, or consent to any settlement that requires the Indemnified Party to make any payment that is not fully indemnified by the Indemnifying Party hereunder.

(d) If the Indemnifying Party does not undertake the defense of any Third Party Claim, the Indemnified Party, at the expense of the Indemnifying Party, may undertake the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party in that event shall reasonably cooperate with the Indemnified Party and its counsel in the investigation and defense of such Third Party Claim, but the Indemnified Party will control such investigation and defense at the expense of the Indemnifying Party.

(e) Notwithstanding anything contained in this Section 13.4 to the contrary, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to any Third Party Claim and either such party determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Third Party Claim, the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Indemnifying Party shall be relieved of any obligation to assume the defense on behalf of the Indemnified Party, but shall be required to pay the out-of-pocket legal costs and expenses (such as reasonable attorneys’ fees and disbursements) of such defense; provided, however, that the Indemnifying Party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such Indemnified Party in connection with any Third Party Claim or separate Third Party Claim in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.

(f) The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other representatives, all information and documents available to them that relate to any Third Party Claim, and to render to each other such assistance as may reasonably be requested to ensure the proper and adequate defense of such Third Party Claim.  The above notwithstanding, in cases involving a conflict of interest as described in paragraph (e) above, if counsel advises that sharing specific information or documents with the other party hereto could be detrimental to such party’s own defense due to the conflict of interest, then such specific information and/or documents need not be made available to the other party pursuant hereto.

(g) Each Indemnified Party shall take commercially reasonable actions to mitigate Losses, including pursuing insurance claims and Third Party Claims, and shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which an Indemnified Person seeks indemnification hereunder.

14. Additional Provisions.

14.1 Successors and Assigns, Assignability, Beneficiaries.  This Agreement is binding upon and inures to the benefit of Seller and Purchaser and their respective successors and permitted assigns.  Neither this Agreement nor any obligation hereunder will be assignable except with the prior written consent of Purchaser and Seller.  Notwithstanding the preceding sentence, Purchaser may assign all or any part of their respective rights and obligations under this Agreement to one or more Affiliates.  Nothing herein, express or implied, is intended to confer on any Person (other than the parties hereto and their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.2 Notices.  All notices which are required by or may be given pursuant to the terms hereof must be in writing and must be delivered personally; sent by certified mail, return receipt requested, postage prepaid; sent by facsimile (with written confirmation of transmission) provided that notice is also sent via first class mail, postage prepaid; or sent for next Business Day delivery by a nationally recognized overnight delivery service as follows:

If to Seller:	David Vohaska
5 Arcadia Court
Burr Ridge, Illinois 60521
Tel. No.: (630) 986-0347
Fax No.: _______________

with a copy to:	Di Monte & Lizak, LLC
216 Higgins Road
Park Ridge, Illinois 60068
Tel. No.: (847) 698-9600
Fax No.: (847) 698-9624
Attention: Eugene A. Di Monte, Esq.

If to Purchasers:	Innovative Food Holdings, Inc.
3845 Beck Blvd., Suite 805
Naples, Florida 34114
Tel. No.: (239) 596-0204
Fax No.: (239) 254-7900
Attention: Mr. Sam Klepfish

with a copy to:	Feder Kaszovitz LLP
845 Third Avenue
New York, NY 10022
Tel. No.: (212) 888-8200
Fax No.: (212) 888-7776
Attention: Howard I. Rhine, Esq.

Any of the addresses set forth above may be changed from time to time by written notice (delivered in connection with this Section) from the party requesting the change.

Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission) during normal business hours, or five (5) days after mailing by certified mail, return receipt requested, first class postage prepaid, or one (1) Business Day after deposit for next Business Day delivery by a nationally recognized overnight delivery service.

14.3 Amendments and Waivers.  The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy under this Agreement, whether by agreement of the parties hereto or by custom, course of dealing or trade practice, will not be effective unless in writing and signed by the party or parties against whom enforcement of such waiver, amendment or modification is sought.  Except as otherwise provided herein, no failure or delay by any party hereto in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions or any other provisions.

14.4 Severability.  If any provision of this Agreement or the application of any such provision is held to be prohibited or unenforceable in any jurisdiction, such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability.  The remaining provisions of this Agreement will remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto will use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties hereto.

14.5 Exhibits.  The schedules and exhibits that are attached to and referred to herein are incorporated in and are an integral part of this Agreement.

14.6 Integration and Entire Agreement.  This Agreement and the Related Documents set forth the entire understanding among the parties hereto with respect to the subject matter hereof and thereof, supersede all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter hereof and thereof and merge all prior and contemporaneous discussions between or among the parties hereto or any of their respective Affiliates relating to the subject matter hereof or thereof.

14.7 Counterparts and Headings.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, including by facsimile, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.  This Agreement will become binding only when counterparts hereto have been executed and delivered by all parties hereto.  All headings and captions are inserted for convenience of reference only and will not affect the meaning or interpretation of any provision in this Agreement.

14.8 Survival.  All representations and warranties of Seller and Purchasers made in this Agreement and the Related Documents, as well as the obligations of the parties hereto to be performed following Closing, will survive the Closing for a period of thirty six (36) months following the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.2, 4.1, 4.2, 4.5 and 5.1 will survive without time limit, and (b) the representations, warranties and covenants contained in Sections 4.11, 4.14, 4.18, 11.5 and 11.9 will survive until six (6) months after the expiration of the applicable statutes of limitation relating to claims with respect thereto.  Notwithstanding anything to the contrary contained herein, any covenant, representation or warranty in respect of which indemnity may be sought under Article 13 shall survive the time at which it would otherwise terminate pursuant to this Section 14.8, if the Notice of Claim with respect to the inaccuracy or breach giving rise to such right to indemnity shall have been given to the Indemnifying Party prior to such time.  This Section 14.8 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance over a period of time that exceeds thirty six (36) months after the Closing Date.

14.9 Expenses.  Purchasers, jointly and severally, and Seller will each pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement, the schedules and exhibits hereto and the Related Documents.  Notwithstanding the foregoing provisions of this Section 14.9, Seller shall pay all recording charges, if any, associated with the transfer of the Real Property contemplated hereby.

14.10 Interpretations.  As used herein, the words “ordinary course” or “ordinary course of business” means the ordinary course of commercial operations customarily engaged in by the Company consistent with past practices and specifically does not include (i) the incurrence of any material liability for any tort or any breach of or default under any Contract or Law, (ii) the failure to meet obligations of the Company as they become due or payable or (iii) any actions or omissions by the Company taken or not taken in contemplation of the marketing or sale of the Business, the Acquired Shares or the Assets or any part thereof, or of any merger, consolidation, tender offer or other business combination involving Company.  The qualification or limitation of any statement made herein to a party’s “knowledge” or to a matter “known” to a party refers to such party’s actual knowledge after reasonable inquiry.  As used herein “including” shall be deemed to be followed by “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  As used herein, words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa, unless the context otherwise requires.

14.11 Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

14.12 Confidentiality.  Except as required by Law, the parties hereto shall hold, and shall cause their respective officers and authorized representatives and agents to hold, any non-public information obtained from the other parties hereto in confidence to the extent required by, and in accordance with the provisions of, that certain Confidentiality and Non Disclosure Agreement, dated August 5, 2010 between Purchase and Company (the “Confidentiality Agreement”).  Moreover, on and at all times after the Closing Date, Seller shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in his possession that relates to the Business, the Assets or Purchaser.  Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

14.13 Public Announcements.  Seller shall not issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make, or permit any of its agents or Affiliates to make, any public or other statements, with respect to this Agreement, the Related Documents and the transactions contemplated hereby and thereby without the prior written consent of Purchaser.

14.14 Remedies Cumulative; Specific Performance.  Except as set forth in Article 13, the rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that, in the event of any breach or threatened breach by any party hereto of any covenant, obligation or other provision set forth herein for the benefit of any other party hereto, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

14.15 Drafting.  Each party hereto acknowledges that its legal counsel participated in the preparation of this Agreement.  The parties hereto stipulate, therefore, that the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement to favor any party against the other.

14.16 Governing Law.  This Agreement will be construed, governed and enforced in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof.

14.17 JURISDICTION; WAIVER OF JURY TRIAL.  SUBJECT TO THE LIMITATIONS CONTAINED IN SECTION 14.18, EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IF SUCH PROCEEDING IS COMMENCED BY SELLER AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS IF A PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IF SUCH PROCEDING IS COMMENCED BY PURCHASER  AND (II) WAIVES ANY OBJECTION TO SUCH VENUE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.18 Mandatory Arbitration.  Section 14.17 notwithstanding, all disputes arising under this Agreement shall be resolved through arbitration as described below and Section 14.17 is only applicable only to challenges to the arbitration process and to enforce its determination.  Any dispute or controversy arising out of or related to this Agreement or any breach hereof shall be settled by binding arbitration by the American Arbitration Association (or any organization successor thereto) in accordance with its Commercial Arbitration Rules then prevailing.  The arbitration shall be held in front of one arbitrator who shall allow limited discovery.  The losing party in the arbitration shall pay the costs of the prevailing party, including reasonable attorney’s fees.  If the arbitration is commenced by Seller it shall be held in New York County, New York and if commenced by Purchaser it shall be held in Cook County, Illinois.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INNOVATIVE FOOD HOLDINGS, INC.

By:
Name: Sam Klepfish
Title: Chief Executive Officer

ARTISAN SPECIALTY FOODS, INC.

By:
Name: Sam Klepfish
Title: Chief Executive Officer

 DAVID VOHASKA